Exhibit 99.1
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place
		1650 Market Street P.O. Box 7716
Contact:	Gregory Deavens, Investor Relations - (215) 761-6128	Philadelphia, PA 19192-1550
	Wendell Potter, Media Relations - (215) 761-4450	215.761.1000

CIGNA OUTLINES NEW STRATEGIC DIRECTION AND
REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

PHILADELPHIA, February 6, 2004 — CIGNA Corporation (NYSE: CI) today reported net income for the fourth quarter of 2003 of $290 million, or $2.06 per share1, compared with net income of $47 million, or $0.33 per share, for the same period last year.

For full year 2003, consolidated net income was $668 million, or $4.75 per share, compared with a net loss of $398 million, or $2.83 per share, in 2002.

Income from continuing operations before realized investment results and special items2 was $233 million, or $1.65 per share, for the fourth quarter of 2003 versus $178 million, or $1.27 per share, for the fourth quarter of 2002.

For the full year 2003, income from continuing operations before realized investment results and special items was $800 million, or $5.69 per share, versus $935 million, or $6.65 per share, for the full year 2002.

“Strong earnings for the quarter reflect higher results in our health care business – driven by improved fundamentals and progress we have made in implementing our health care performance improvement initiatives – as well as continued good performance in our disability and life, international, and retirement businesses,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “We are keenly focused on further strengthening health care results and continuing to develop our other businesses, and we are optimistic about the prospects for continued improvement in results in 2004 and beyond.”

NEW STRATEGIC DIRECTION

“CIGNA’s new strategic focus is to be a leading provider of health care and related benefits. Our strategy builds on a foundation of strong capabilities in medical, pharmacy, behavioral health, clinical information management, dental and vision benefits, case and disease management, and disability, life and accident products,” Hanway said.

“Our health care and related benefits businesses are headed by experienced leaders who are committed to meeting our customers’ needs for cost-effective solutions to their benefit challenges, continuous productivity improvement, and benefit plans that help them control costs while enhancing their ability to attract and retain talent.

“The pending sale of CIGNA’s retirement business is an important step in the strategic repositioning of our company. In recognition of this new focus, we are realigning our organization and consolidating support functions to increase our efficiency and customer responsiveness.

“Through a combination of job eliminations and productivity-driven attrition, we plan to eliminate approximately 3,000 positions and reduce operating expenses in 2004 by about $300 million. We expect to record a related charge in the first quarter not to exceed $75 million, after-tax, and we expect that the total of all restructuring related charges in 2004 will be less than $100 million, after-tax. The expense reductions will contribute to 2004 Health Care adjusted segment earnings, excluding these charges, in the range of $450 million to $500 million, after-tax, consistent with our previous outlook.

“In 2003 we materially strengthened our capital position, which will be further enhanced by the cash proceeds from the retirement business sale and by earnings from our ongoing businesses. We are well-positioned to support growth opportunities in our core businesses,” Hanway said.

In conjunction with the company’s new strategic focus, CIGNA’s Board of Directors has approved a change in the company’s dividend policy to position CIGNA more in line with other dividend-paying managed care companies. The change will take effect for dividends declared after the closing of the retirement transaction, which CIGNA continues to expect to close around the end of the first quarter. At that time, the Board intends to establish a quarterly dividend of $0.025 per share of common stock. The Board expects the dividend that will be declared in February and paid in April to remain at the current quarterly level of $0.33 per share.

“Following implementation of the new dividend policy, we expect to use share repurchase as the primary means for distributing excess capital to shareholders,” said Hanway. “The amount and pace of future repurchase activity will depend on market conditions and other considerations, including continued progress in improving the financial performance of our health care business.”

HIGHLIGHTS OF CONSOLIDATED FOURTH QUARTER 2003 RESULTS

The following is a reconciliation of income from continuing operations before realized investment gains and special items to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	Dec. 31, 2003	Dec. 31, 2002	Sept. 30, 2003

Income from continuing operations before realized investment
gains and special items	$233	$ 178	$ 204
Realized investment gains, net	15	9	32
Special items[3], net	42	(143)	(41)

Income from continuing operations	290	44	195
Income from discontinued operations	-	3	-

Net income	$290	$ 47	$ 195

Income from continuing operations before realized investment
gains and special items, per share	$1.65	$ 1.27	$ 1.45

Income from continuing operations, per share	$2.06	$ 0.31	$ 1.39

Net income, per share	$2.06	$ 0.33	$ 1.39

•	The year-over-year increase in income from continuing operations before net realized investment gains and special items primarily reflects higher earnings in the Health Care segment.

•	Consolidated revenues from continuing operations were $4.5 billion and $4.7 billion for the fourth quarter of 2003 and 2002, respectively.

•

Consolidated unpaid claims and claim expenses were $4.7 billion at December 31, 2003 and $4.5 billion at September 30, 2003. Unpaid claims expense and related liabilities for CIGNA's guaranteed cost, minimum premium, and retrospectively experience-rated health care products were $1.9 billion at December 31, 2003, flat sequentially, and up from $1.8 billion at December 31, 2002.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are income from continuing operations before realized investment results, special items, and discontinued operations, as applicable for each segment (see Exhibit 2).

Health Care

•	This segment includes HMO and Indemnity operations. HMO includes medical and dental managed care and specialty health care operations. Indemnity includes medical and dental indemnity products as well as group disability and life insurance products associated with certain experience-rated health care accounts. This segment's adjusted earnings are summarized below.

        Adjusted Segment Earnings (after-tax, dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change		Third Qtr. 2003	Change

HMO	$140	$81	73%		$120	17%
Indemnity	13	3	333		1	nm

Total Segment	$153	$84	82%		$121	26%

Segment Margin, After-Tax[4]	4.6%	2.4%	220	bps	3.5%	110	bps

•	The year-over-year and sequential increases in adjusted HMO earnings primarily reflect lower medical costs in relation to revenues and improved specialty health care results, partially offset by the effect of lower membership.

•	The year-over-year and sequential increases in adjusted Indemnity earnings primarily reflect improved underwriting results, partially offset by the effect of lower membership.

        Premiums and Premium Equivalents5 (dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change	Third Qtr. 2003	Change

HMO Premiums and Fees	$1,568	$1,751	(10)%	$1,644	(5)%
HMO Equivalents	2,411	2,337	3	2,322	4

Total HMO	3,979	4,088	(3)	3,966	-

Indemnity Premiums and Fees	1,389	1,422	(2)	1,424	(2)
Indemnity Equivalents	3,450	3,745	(8)	3,568	(3)

Total Indemnity	4,839	5,167	(6)	4,992	(3)

Total premiums and
premium equivalents	$8,818	$9,255	(5)%	$8,958	(2)%

•	Total premiums and premium equivalents in the fourth quarter of 2003 declined 5% versus fourth quarter 2002 levels, reflecting membership losses partially offset by the impact of rate increases and medical cost inflation.

        Medical Membership in continuing operations on a same store basis6 (in thousands):

	Dec. 31, 2003	Dec. 31, 2002	Change	Sept. 30, 2003	Change

HMO	5,986	6,680	(10)%	6,096	(2)%
Indemnity (Estimated)	5,549	6,341	(12)	5,632	(1)

Total Medical Membership	11,535	13,021	(11)%	11,728	(2)%

•	The decline in medical membership on a same store basis reflects lower new business sales and lower retention of existing accounts.

Disability and Life

•	This segment includes CIGNA's group disability, life, and accident insurance operations that are managed separately from the health care operations. Adjusted segment earnings (after-tax), and premiums and fees were as follows (dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change		Third Qtr. 2003	Change

Adjusted Segment Earnings	$ 36	$ 38	(5)%		$ 32	13%
Premiums and Fees	$ 513	$ 482	6%		$ 439	17%
Segment Margin, After-Tax[4]	6.2%	6.9%	(70)b	ps	6.4%	(20)b	ps

•	Segment results continue to be strong, driven by strong disability management execution, good persistency, and new sales. The year-over-year decline in adjusted segment earnings includes the impact of a favorable contract settlement in 2002, partially offset by margin improvement in the life insurance business.

Retirement

•	This segment operates in the defined contribution and defined benefit retirement plan markets and in the corporate life insurance market. Adjusted segment earnings were as follows (after-tax, dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change	Third Qtr. 2003	Change

Adjusted Segment Earnings	$ 55	$ 60	(8)%	$ 58	(5)%

•	The year-over-year decline in adjusted segment earnings primarily reflects lower margins in the pension business, partially offset by 7% year-over-year growth in ending assets under management and improved results in the corporate life insurance business.

International

•

This segment includes CIGNA's life and health insurance and employee benefits businesses operating in selected international markets. Adjusted segment earnings (after-tax) and premiums and fees were as follows (dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change	Third Qtr. 2003	Change

Adjusted Segment Earnings	$ 14	$ 7	100%	$ 15	(7)%
Premiums and Fees	$ 219	$ 200	10%	$ 215	2%

•	The year-over-year increase in adjusted segment earnings primarily reflects improved results in the life, accident and health business and the positive impact of the divestiture of under-performing businesses.

•	The increase in premiums and fees over fourth quarter 2002 levels reflects growth in the life, accident, and health operation in Asia and higher premiums and fees for the expatriate employee benefits business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr. 2003	Fourth Qtr. 2002	Change	Third Qtr. 2003	Change

Run-off Reinsurance	$(18)	$(17)	(6)%	$(20)	10%
Other Operations	$ 15	$ 19	(21)	$ 19	(21)
Corporate	$(22)	$(13)	(69)%	$(21)	(5)%

•	The increased year-over-year loss in Corporate reflects favorable corporate expense adjustments in fourth quarter 2002.

With respect to the estimate of 2004 Health Care adjusted segment earnings, information is not available for management to reasonably estimate full year 2004 realized investment results or special items. Special items for the Health Care segment would include restructuring related charges.

Quarterly earnings and the Quarterly Statistical Supplement are available on CIGNA’s web site (http://www.cigna.com) in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call on which management will review fourth quarter 2003 results and provide first quarter and full year 2004 outlook is available in the Events section of CIGNA’s Investor Relations website (http://www.cigna.com/general/about/investor/events.html.

*Notes:

1.	Earnings per share (EPS) amounts for the fourth quarter of 2003, full year 2003, and fourth quarter 2002 are on a diluted basis. Earnings per share (EPS) amounts for the full year 2002 exclude common stock equivalents.

2.	Income from continuing operations before realized investment results and special items, which are identified and quantified in Note 3, is a measure of profitability used by CIGNA's management because it presents the underlying results of operations of CIGNA's businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of GAAP income from continuing operations to income from continuing operations before realized investment results and special items.

3.	The special items included in net income and income from continuing operations but excluded from adjusted segment earnings and the calculation of segment margins are:

Fourth Quarter 2003
•	After-tax benefit of $33 million related to a reduction in the allowance against amounts recoverable from experience-rated pension policyholders.
•	After-tax benefit of $9 million reflecting a reduction in costs associated with the 2002 and 2001 health care restructuring programs (including gains on other postretirement benefits). The benefit reflects lower severance costs due to higher attrition and lower real estate costs due to sub-leasing activity.

Third Quarter 2003
•	After-tax charge of $37 million to increase reserves for health care provider class action litigation.
•	After-tax charge of $10 million related to write-off of intangible assets related to certain provider contracts.
•	After-tax gain of $5 million on the sale of CIGNA's interest in a Japanese pension operation.
•	After-tax benefit of $1 million related to CIGNA's postretirement benefit obligation attributable to the fourth quarter 2002 health care cost reduction program.

Fourth Quarter 2002
•	After-tax charge of $95 million for the cost reduction program adopted for the health care operations.
•	After-tax charge of $50 million related to the health care provider class action litigation.
•	After-tax benefit of $2 million reflecting the adjustment of liabilities associated with events of September 11, 2001.

See Exhibit 2 for other special items included in net income from continuing operations for the full year 2003 and 2002.

4.	Segment margins in this press release are calculated by dividing adjusted segment earnings (income (loss) from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 4.9%, (1.7)%, and 2.2% for the three months ended December 31, 2003, December 31, 2002, and September 30, 2003, respectively.

5.	Premium equivalents are not included in GAAP revenue. They generally equal paid claims under administrative service only (ASO) and minimum premium programs. Under these funding programs, the customer assumes responsibility for funding all or a portion of claims, and CIGNA provides claims processing and other services. (See CIGNA's third quarter 2003 Form 10-Q for a description of premium equivalents.) CIGNA's health care business reflects a large concentration of ASO and minimum premium funding arrangements. Adding premium equivalents to premiums and fees produces a measure that is helpful in assessing the business volume of CIGNA's health care operations. CIGNA would have recorded the amount of these paid claims as additional premiums if these programs had been written as guaranteed cost or retrospectively experience-rated programs. GAAP premiums and fees for the segment were $3.0 billion, $3.2 billion, and $3.1 billion for the three months ended December 31, 2003, December 31, 2002, and September 30, 2003, respectively.

6.	The same store membership excludes Medicaid members. CIGNA exited the Medicaid business in the fourth quarter of 2003. Including Medicaid, HMO membership was approximately 6,750,000 at December 31, 2002 and 6,157,000 at September 30, 2003.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements made by CIGNA may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include the company’s earnings estimate for the Health Care segment for the full year 2004 and information regarding expected restructuring related charges. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA's health care business;
3.	challenges and risks associated with implementing the planned improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected;
4.	risks associated with completing the sale of CIGNA's retirement benefits business, final terms and timing of the sale and the amount of the gain;
5.	risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation challenging CIGNA's businesses and the outcome of pending government proceedings;
6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;
7.	significantly greater than expected reductions in medical membership;
8.	significant changes in interest rates;
9.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business, particularly in the retirement business, and the amount of the gain on the sale of the retirement business;
10.	limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve requirements or other financial constraints;
11.	inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);
12.	adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates, and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;
13.	adjustments to the reserve assumptions used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;
14.	significant stock market declines, which could, among other things, reduce results in CIGNA's retirement business and result in increased pension expenses from CIGNA's pension plan in future periods and the recognition of additional pension obligations;
15.	unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;
16.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
17.	changes in federal income tax laws; and
18.	risk factors detailed in CIGNA's Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)	Exhibit 1

[CIGNA Logo]

	Three Months Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,826	$3,983	$15,441	$15,737
Net investment income	645	663	2,594	2,716
Other revenues (1)	6	90	622	1,133
Realized investment gains (losses)	24	12	151	(238)

Total	$4,501	$4,748	$18,808	$19,348

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REALIZED INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (2)
Health Care:
HMO operations	$140	$81	$436	$455
Indemnity operations	13	3	32	145

Total Health Care	153	84	468	600
Disability and Life	36	38	137	124
Retirement	55	60	227	231
International	14	7	50	31
Run-off Reinsurance	(18)	(17)	(73)	(38)
Other Operations	15	19	73	74
Corporate	(22)	(13)	(82)	(87)

Total	$233	$178	$800	$935

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care:
HMO operations	$146	$(9)	$424	$370
Indemnity operations	24	(43)	67	51

Total Health Care	170	(52)	491	421
Disability and Life	34	25	176	74
Retirement	102	71	289	163
International	14	9	60	35
Run-off Reinsurance	(18)	(16)	(346)	(1,076)
Other Operations	10	20	41	73
Corporate	(22)	(13)	(91)	(87)

Total	$290	$44	$620	$(397)

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains (losses) and special items	$1.65	$1.27	$5.69	$6.65
Realized investment gains (losses), net of taxes	0.11	0.06	0.70	(1.11)
Special items, after-tax	0.30	(1.02)	(1.98)	(8.37)

Income (loss) from continuing operations	2.06	0.31	4.41	(2.83)
Income from discontinued operations, net of taxes	-	0.02	0.34	-

Net income (loss)	$2.06	$0.33	$4.75	$(2.83)

Weighted average shares (in thousands)	141,057	140,318	140,606	140,517

SHAREHOLDERS' EQUITY at December 31:			$4,519	$3,867

SHAREHOLDERS' EQUITY PER SHARE at December 31:			$32.14	$27.75

(1) Includes pre-tax losses of $224 million for the fourth quarter of 2003 ($550 million for the year ended December 31, 2003) and pre-tax losses of $213 million for the fourth quarter of 2002 (pre-tax gains of $87 million for the year ended December 31, 2002) from futures and forward contracts entered into as part of a program to manage equity market risks in CIGNA's run-off reinsurance operations. CIGNA recorded corresponding offsets in benefits, losses and settlement expenses to adjust liabilities for certain specialty life reinsurance contracts. Also includes trading portfolio losses ($126 million for the fourth quarter and year ended December 31, 2003) recognized on securities supporting experience-rated pension policyholder contracts. Such losses generally accrue to policyholders and are offset by amounts included in benefits, losses, and settlement expenses.

(2) See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP). CIGNA's net income (loss) is equal to income (loss) from continuing operations plus the results of discontinued operations.

CIGNA Corporation Supplemental Financial Information Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items (Dollars in millions, except per share amounts)	Exhibit 2

	Health Care

	HMO		Indemnity		Total		Disability & Life		Retirement		International
Three Months Ended December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Income (loss) from continuing operations*	$146	$(9)	$24	$(43)	$170	$(52)	$34	$25	$102	$71	$14	$9

Realized investment results, net of taxes	(1)	-	(7)	(9)	(8)	(9)	2	13	(14)	(11)	-	(2)

Special items, after-tax:
Reduction in allowance against amounts recoverable
from pension policyholders	-	-	-	-	-	-	-	-	(33)	-	-	-
Restructuring items, net	(5)	64	(4)	31	(9)	95	-	-	-	-	-	-
Health care provider litigation	-	26	-	24	-	50	-	-	-	-	-	-
Credit for events of September 11, 2001	-	-	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before realized
investment gains (losses) and special items	$140	$81	$13	$3	$153	$84	$36	$38	$55	$60	$14	$7

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Three Months Ended December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002**

Income (loss) from continuing operations*	$(18)	$(16)	$10	$20	$(22)	$(13)	$290	$44	$2.06	$0.31

Realized investment results, net of taxes	-	1	5	(1)	-	-	(15)	(9)	(0.11)	(0.06)

Special items, after-tax:
Reduction in allowance against amounts recoverable
from pension policyholders	-	-	-	-	-	-	(33)	-	(0.24)	-
Restructuring items, net	-	-	-	-	-	-	(9)	95	(0.06)	0.68
Health care provider litigation	-	-	-	-	-	-	-	50	-	0.36
Credit for events of September 11, 2001	-	(2)	-	-	-	-	-	(2)	-	(0.02)

Income (loss) from continuing operations before realized
investment gains (losses) and special items	$(18)	$(17)	$15	$19	$(22)	$(13)	$233	$178	$1.65	$1.27

	Health Care

	HMO		Indemnity		Total		Disability & Life		Retirement		International
Year Ended December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Income (loss) from continuing operations*	$424	$370	$67	$51	$491	$421	$176	$74	$289	$163	$60	$35

Realized investment results, net of taxes	(2)	(5)	(42)	39	(44)	34	(39)	50	(29)	68	(5)	(4)

Special items, after-tax:
Reduction in allowance against amounts recoverable
from pension policyholders	-	-	-	-	-	-	-	-	(33)	-	-	-
Restructuring items, net	(15)	64	(11)	31	(26)	95	-	-	-	-	-	-
Health care provider litigation	19	26	18	24	37	50	-	-	-	-	-	-
Charges for specialty life reinsurance contracts	-	-	-	-	-	-	-	-	-	-	-	-
Intangible asset write-off for provider contracts	10	-	-	-	10	-	-	-	-	-	-	-
Gain on sale of Japanese pension operation	-	-	-	-	-	-	-	-	-	-	(5)	-
Charge for Unicover and London reinsurance	-	-	-	-	-	-	-	-	-	-	-	-
Accelerated gain recognition
on the sale of the life reinsurance business	-	-	-	-	-	-	-	-	-	-	-	-
Credit for events of September 11, 2001	-	-	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before realized
investment gains (losses) and special items	$436	$455	$32	$145	$468	$600	$137	$124	$227	$231	$50	$31

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Year Ended December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002**

Income (loss) from continuing operations*	$(346)	$(1,076)	$41	$73	$(91)	$(87)	$620	$(397)	$4.41	$(2.83)

Realized investment results, net of taxes	(13)	6	32	1	-	-	(98)	155	(0.70)	1.11

Special items, after-tax:
Reduction in allowance against amounts recoverable
from pension policyholders	-	-	-	-	-	-	(33)	-	(0.23)	-
Restructuring items, net	-	-	-	-	9	-	(17)	95	(0.12)	0.68
Health care provider litigation	-	-	-	-	-	-	37	50	0.26	0.36
Charges for specialty life reinsurance contracts	286	720	-	-	-	-	286	720	2.03	5.12
Intangible asset write-off for provider contracts	-	-	-	-	-	-	10	-	0.07	-
Gain on sale of Japanese pension operation	-	-	-	-	-	-	(5)	-	(0.03)	-
Charge for Unicover and London reinsurance	-	317	-	-	-	-	-	317	-	2.25
Accelerated gain recognition
on the sale of the life reinsurance business	-	(3)	-	-	-	-	-	(3)	-	(0.02)
Credit for events of September 11, 2001	-	(2)	-	-	-	-	-	(2)	-	(0.02)

Income (loss) from continuing operations before realized
investment gains (losses) and special items	$(73)	$(38)	$73	$74	$(82)	$(87)	$800	$935	$5.69	$6.65

* Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP). Net income is equal to income (loss) from continuing operations plus the results of discontinued operations.

** Because of the overall loss from continuing operations for the year ended December 31, 2002 (including the special items above), the number of shares used to compute EPS for those periods does not reflect the dilution caused by common stock equivalents (i.e., stock options and restricted stock grants). Such common stock equivalents (approximately 1.4 million shares for the year ended 2002) are excluded from the computation since their effect would decrease CIGNA’s reported loss per share. If they were included in the computation of per share amounts, income from continuing operations before realized investment gains (losses) and special items would have been $6.59 per share for the year ended December 31, 2002.